Exhibit 99.1
FOR RELEASE: August 4, 2009
Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com

Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com
AQUA AMERICA NET INCOME UP 15 PERCENT FOR Q2
Board approves 7.4 percent dividend increase
BRYN MAWR, PA, August 4, 2009 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending June 30, 2009. Net income for the quarter rose to $25.9 million from $22.6 million in 2008, an increase of 15 percent. Revenues for the quarter rose 11 percent to $167.3 million from $150.8 million in 2008. Corresponding diluted earnings per share for the year were $0.19, compared to $0.17 for 2008 on 1.4 percent more shares outstanding.
For the six months ending June 30, 2009, net income increased 20 percent to $44.2 million from $36.9 million and corresponding diluted earnings per share increased 18 percent to $0.33 from $0.28 for the same period last year. Operating revenues for the first half of 2009 totaled $321.8 million, an increase of 11 percent from revenues of $290 million for the six months ending June 30, 2008.
On August 4, 2009, the Board of Directors declared a 7.4 percent dividend increase of $0.01 per share from $0.135 to $0.145 per share for the December 1, 2009 quarterly dividend, to all shareholders of record on November 16, 2009. This increase is equivalent to $0.04 above the current annualized dividend rate of $0.54, to $0.58 per share. This is the nineteenth time in the last 18 years that the dividend has been increased. The Board of Directors declared the regular quarterly cash dividend payment of $0.135 per share payable on September 1, 2009, to all shareholders of record on August 17, 2009. Aqua has paid a consecutive quarterly dividend for more than 60 years.
Aqua America Chairman and CEO Nicholas DeBenedictis said, “I am pleased that the Board of Directors has confidence in the company’s long-term strategy as evident by the 7.4 percent dividend increase. This is the eleventh consecutive year we have been able to increase the dividend above our stated 5 percent target.”
DeBenedictis continued, “Considering the unfavorable weather and the economic slowdown, we are pleased with our ability to continue to grow earnings. The efforts of Aqua America’s management team to limit expense increases, recover capital investments through rate relief, and continue to acquire new water and wastewater systems has the company on track to increase net income again year over year for the tenth consecutive year. The Philadelphia area, for example, had 16 days of rain in June, which was more than twice last year’s number, while for the quarter there were 45 days of rain versus just 29 days in 2008. Rainfall, especially frequent rainfall, leads to less water usage, which results in less revenue. The temperature in many of our service areas in June was also cooler than normal, resulting in less lawn watering.”

Aqua America continued to receive rate awards in the quarter and has been granted rate relief to date in 2009 designed to increase annual operating revenues by $27.2 million. These include awards in Pennsylvania, Ohio, New York, Florida, Indiana, South Carolina and North Carolina as well as infrastructure improvement surcharges in Illinois, Indiana, Ohio, and Pennsylvania. The company currently has collective rate requests pending in Pennsylvania, New York, Indiana, Maine, Missouri, Florida, and Virginia totaling $9.2 million and expects to seek additional rate relief of approximately $50 million in 2009. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.
DeBenedictis said, “The 15 percent net income growth this quarter is a reflection of our focus on timely rate relief in individual states to recover a fair return after the completion of major infrastructure investments, while continuing to diligently manage operating expenses. These capital investments are intended to improve the reliability and service for our water and wastewater customers.”
The company remains on track to invest a record amount of capital — approximately $300 million — in 2009. Our current capital expenditures remain focused on pipe replacement projects to improve our distribution network and service reliability, and plant upgrades to enhance water quality for our customers. Through the first 6 months of 2009, the company has invested $117.1 million in infrastructure improvements as part of its long-term capital investment program.
During the quarter, operations and maintenance expenses increased by $3.4 million, or 5 percent, due to increased water production costs (electricity, chemicals and purchased water), pension, insurance and acquisition-related costs. DeBenedictis said, “The increased level of expenses should be recoverable in future rate cases, and the growth in these expenses is expected to moderate during the remainder of 2009. Aqua’s efficiency ratio should improve for the full year of 2009 compared to 2008 given the programs in place to limit increases in our controllable expenses.”
In July, the company’s largest subsidiary, Aqua Pennsylvania Inc., (Aqua) entered into an agreement to issue $58 million in tax-exempt First Mortgage Bonds that are not subject to AMT tax. The bond issuance is a single series of bonds priced at a 5.0 percent coupon rate with a yield of 5.23 percent maturing in 2039. The bonds were rated by Standard and Poor’s (S&P) at AA- with a 1+ recovery rating. Aqua also received a $1.23 million low interest loan from the Pennsylvania Infrastructure Investment Authority (PENNVEST) to make water quality improvements. This increases the total PENNVEST loans received in 2009 to $6.2 million. Aqua also received $4.6 million of State Revolving Loan Funds (SRLF) and American Recovery and Reinvestment Act of 2009 (ARRA) funding in Maine, including $1.4 million of grants and we await decisions on ARRA applications submitted by other Aqua state subsidiaries.
DeBenedictis continued, “Aqua America’s ability to access money at favorable interest rates is a reflection of the company’s financial position, which improves its ability to economically expand its infrastructure rebuilding program. In 2009, Aqua America expects to continue to increase internally generated cash, which is used to help fund its $300 million infrastructure program. The company’s success in accessing the capital markets at reasonable rates when needed contributed to the reduction of the overall embedded cost of debt, which is now at 5.6 percent, for Aqua America companies. This has allowed the company to maintain its business model and to economically finance infrastructure projects that will improve water quality and reliability, and benefit the local economy.”

So far in 2009, Aqua America companies have continued to expand their operations and have completed 11 acquisitions of systems that provide water or wastewater service to approximately 4,200 people. These acquisitions included the water system assets of the Kratzerville Municipal Authority in central Pennsylvania, two water systems from the Lower Colorado River Authority in Texas that provide water to roughly 480 residents, and an Indiana wastewater utility that provides water to roughly 300 residents. DeBenedictis said, “The Kratzerville acquisition demonstrates that municipal systems are considering privatization as they face increasing capital needs and more stringent environmental regulations. It is just one example of how the sale of a municipal system to a private utility like Aqua America can benefit both parties.”
Aqua America’s organic customer growth has been adversely effected by the national housing slowdown, but through acquisitions, the company continues to show customer growth. DeBenedictis continued, “Given the decline in our normal organic customer growth due to the housing slowdown, I am pleased that we continue to find ways to grow our customer base while remaining well positioned to benefit from the eventual economic recovery in future years. I continue to expect opportunities to grow the business given the financial challenges which many other smaller water utilities are currently facing. Our strong financial position, which we have been able to maintain through our disciplined growth-through-acquisition strategy and as evidenced by our recent financings, could give us a competitive advantage in the pursuit of acquisitions in today’s environment.”
Aqua America’s conference call with financial analysts will take place on Wednesday, August 5, 2009 at 11 a.m. Eastern Daylight Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the investor relations section of the company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay beginning at 2 p.m. on August 5, 2009 and for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 3747833). For international callers, dial 719.457.0820 (pass code 3747833).
Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately three million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri and South Carolina. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the timing and impact of pending rate cases, the company’s plans to file future rate increases, the amount of future capital spending by the company and its eligibility for DSIC, the company’s commitment to its business model, the expected impact of a housing recovery on the company, the effects of our capital investments on water quality and service to our customers, growth opportunities related to the financial pressure on other utilities, the expected growth of future revenues and earnings and improvement of key metrics, and the effect of the company’s credit rating on its ability to pursue acquisitions and finance infrastructure rehabilitation programs. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.
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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating revenues	$167,333	$150,751	$321,820	$290,034

Net income attributable to common shareholders	$25,853	$22,552	$44,224	$36,873

Basic net income per common share	$0.19	$0.17	$0.33	$0.28
Diluted net income per common share	$0.19	$0.17	$0.33	$0.28

Basic average common shares outstanding	135,631	133,683	135,519	133,549

Diluted average common shares outstanding	135,939	134,060	135,880	133,998

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Operating revenues	$167,333	$150,751	$321,820	$290,034

Cost & expenses:
Operations and maintenance	68,549	65,146	135,538	129,450
Depreciation	24,972	20,619	51,359	42,100
Amortization	3,064	1,012	5,819	2,185
Taxes other than income taxes	11,884	10,845	23,474	22,954

Total	108,469	97,622	216,190	196,689

Operating income	58,864	53,129	105,630	93,345

Other expense (income):
Interest expense, net	16,809	17,063	33,437	34,193
Allowance for funds used during construction	(568)	(1,100)	(1,193)	(2,056)
Gain on sale of other assets	(80)	(553)	(213)	(553)

Income before income taxes	42,703	37,719	73,599	61,761
Provision for income taxes	16,850	15,167	29,375	24,888

Net income attributable to common shareholders	$25,853	$22,552	$44,224	$36,873

Net income attributable to common shareholders	$25,853	$22,552	$44,224	$36,873
Other comprehensive income, net of tax:
Unrealized holding gain on investments	232	189	269	189
Reclassification adjustment for losses reported in net income	5	—	5	—

Comprehensive income	$26,090	$22,741	$44,498	$37,062

Net income per common share:
Basic	$0.19	$0.17	$0.33	$0.28
Diluted	$0.19	$0.17	$0.33	$0.28

Average common shares outstanding:
Basic	135,631	133,683	135,519	133,549

Diluted	135,939	134,060	135,880	133,998

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	June 30,	December 31,
	2009	2008

Net property, plant and equipment	$3,060,481	$2,997,383
Current assets	122,530	121,041
Regulatory assets and other assets	347,253	379,521

	$3,530,264	$3,497,945

Total equity	$1,077,723	$1,060,627
Long-term debt, excluding current portion	1,227,744	1,248,104
Current portion of long-term debt and loans payable	124,737	87,886
Other current liabilities	81,035	105,285
Deferred credits and other liabilities	1,019,025	996,043

	$3,530,264	$3,497,945